Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

Dated as of February 23, 2021

to

INDENTURE

Dated as of February 14, 2012

between

KENNAMETAL INC.,

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

TABLE OF CONTENTS

		PAGE

	ARTICLE 1
	DEFINITIONS

Section 1.01.	Definition of Terms	1

	ARTICLE 2
	GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01.	Designation and Principal Amount	9
Section 2.02.	Maturity	9
Section 2.03.	Form and Payment	9
Section 2.04.	Interest	10

	ARTICLE 3
	REDEMPTION OF THE NOTES

Section 3.01.	Optional Redemption	11
Section 3.02.	No Sinking Fund	11
Section 3.03.	Change of Control Offer	11

	ARTICLE 4

SECTION 4.01.	Events of Default	13

	ARTICLE 5
	COVENANTS

Section 5.01.	Amendments to Article 10 of the Base Indenture	13

	ARTICLE 6
	CONSOLIDATION, MERGER, LEASE, SALE OR TRANSFER

Section 6.01.	Amendments to Article 8 of the Base Indenture	14

	ARTICLE 7
	DEFEASANCE AND COVENANT DEFEASANCE

Section 7.01.	Amendments to Article 13 of the Base Indenture	14

i

	ARTICLE 8
	FORM OF NOTES

Section 8.01.	Form of Notes	15

	ARTICLE 9
	ORIGINAL ISSUE OF NOTES

Section 9.01.	Original Issue of Notes	15

	ARTICLE 10
	MISCELLANEOUS

Section 10.01.	Ratification of Indenture and Appointment of Trustee	15
Section 10.02.	Trustee Not Responsible for Recitals	15
Section 10.03.	Governing Law	15
Section 10.04.	Severability	16
Section 10.05.	Counterparts	16

EXHIBITS

Exhibit A	Form of Senior Notes

ii

FOURTH SUPPLEMENTAL INDENTURE, dated as of February 23, 2021 (the “Fourth Supplemental Indenture”), between KENNAMETAL INC., a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

WHEREAS, the Company executed and delivered the indenture dated as of February 14, 2012 (the “Base Indenture”) to the Trustee to provide for the future issuance of the Company’s unsecured debentures, notes or other evidence of indebtedness (the “Securities”), to be issued from time to time in one or more series as determined by the Company under the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 2.800% Senior Notes due 2031 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Fourth Supplemental Indenture (together, the “Indenture”); and

WHEREAS, the Company has requested that the Trustee execute and deliver this Fourth Supplemental Indenture and all requirements necessary to make this Fourth Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, and all acts and things necessary have been done and performed to make this Fourth Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Fourth Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definition of Terms. Unless the context otherwise requires:

(a)    a term defined in the Base Indenture has the same meaning when used in this Fourth Supplemental Indenture;

(b)    a term defined anywhere in this Fourth Supplemental Indenture has the same meaning throughout;

(c)    a term defined in both the Base Indenture and in this Fourth Supplemental Indenture shall have the meaning set forth in this Fourth Supplemental Indenture;

(d)    the singular includes the plural and vice versa;

(e)    headings are for convenience of reference only and do not affect interpretation; and

(f)    the following terms have the meanings given to them in this Section 1.01(f):

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles.

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of the Company’s Subsidiaries;

(2)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of the Company’s Subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)

The Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4)	the adoption of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no Person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event that relates to such Change of Control.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming the Notes will mature on the Par Call Date for this purpose) that would be used, at the time of selection and in accordance with customary market practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date: (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) on the third Business Day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities,” or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations so received.

“Consolidated Net Worth” means the excess of assets over liabilities of the Company and its consolidated subsidiaries, plus minority interest, as determined from time to time in accordance with GAAP.

“Consolidated Tangible Assets” means, on the date of any determination, total assets less goodwill and other intangible assets of the Company and its consolidated subsidiaries, in each case as set forth on the most recently available consolidated balance sheet of the Company and its consolidated subsidiaries in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of this Fourth Supplemental Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Issue Date” means the first date on which a Note is authenticated by the Trustee pursuant to this Fourth Supplemental Indenture.

“Permitted Liens” means, with respect to any Person: (i) Liens existing on the Issue Date; (ii) Liens on property or assets of, or any shares of stock of or secured debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries or at the time such corporation is merged into the Company or any of its Restricted Subsidiaries; (iii) Liens in favor of the Company or any of its Restricted Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue or pollution control bonds; (vi) Liens on Property to secure Indebtedness incurred for the purpose of (a) financing all or any part of the purchase price of such Property incurred prior to, at the time of, or within 365 days after, the acquisition of such Property or (b) financing all or any part of the cost of construction, improvement, development or expansion of any such Property; (vii) statutory liens or landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens incurred in connection with any accounts receivable programs up to an aggregate of $125 million; (ix) Liens on current assets of the Company or its Restricted Subsidiaries securing Indebtedness of the Company or its Restricted Subsidiaries and Liens in connection with Sale and Leaseback Transactions; provided that at the time of the incurrence of such Indebtedness or the entering into of such Sale and Leaseback Transaction, the aggregate amount of Indebtedness (other than Indebtedness secured by Liens described in clauses (i) through (viii) above) of the Company and its Restricted Subsidiaries secured by Liens does not exceed 10% of Consolidated Tangible Assets; (x) Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or its Restricted Subsidiaries with respect to which the Company or its Restricted Subsidiaries are in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgment liens which are satisfied within 60 days of the date of judgment or Liens incurred by the Company or any of its Restricted Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation or proceeding to which the Company or any of its Restricted Subsidiaries is a party; and (xi) any extensions, substitutions, replacements or renewals in whole or in part of a Lien (an “existing Lien”) enumerated in clauses (i) through (x) above; provided that the Lien may not extend beyond (A) the Property or Indebtedness subject to the existing Lien and (B) improvements and construction on such Property and the Indebtedness secured by the Lien may not exceed the Indebtedness secured at the time by the existing Lien.

“Principal Property” means any manufacturing plant or warehouse owned or leased by the Company or any of its Subsidiaries, the gross book value of which exceeds four percent of Consolidated Net Worth, other than manufacturing plants and warehouses which the Board of Directors by resolution declares, together with all other plants and warehouses previously so declared, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety.

“Property” of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of the Company and its consolidated subsidiaries under GAAP.

“Rating Agencies” mean:

(1)

each of Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors, and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors, and Fitch Rating; and

(2)

if any such Rating Agency ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a substitute Rating Agency chosen by the Company.

“Rating Event” means with respect to a Change of Control, if the Notes carry immediately prior to the first public announcement of the occurrence of such Change of Control or of the intention to effect such Change of Control:

(1)

an investment grade credit rating (BBB-/Baa3/BBB-, or equivalent, or better) from all of the Rating Agencies, and the rating from two of the three Rating Agencies is, within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency), either downgraded to a non-investment grade credit rating (BB+/Bal or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating or (in the case of a withdrawal) replaced by an investment grade credit rating;

(2)

a non-investment grade credit rating (BB+/Bal/BB+, or equivalent, or worse) from all of the Rating Agencies, and the rating from two of the three Rating Agencies is, within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency), either downgraded by one or more notches (for illustration, Bal to Ba2 being one notch) or withdrawn and is not within such period subsequently upgraded to its earlier credit rating or better by both Rating Agencies;

(3)

both an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from two Rating Agencies (a “pre-Change of Control Investment Grade Rating”) and a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from one Rating Agency (a “pre-Change of Control Non-Investment Grade Rating”), and within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency) (x) the rating from the two Rating Agencies with an investment grade credit rating (BBB-/Baa3, or equivalent, or better) are both downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and are not within such period subsequently upgraded to their earlier credit rating or better by such Rating Agency (in the case of a pre-Change of Control

Investment Grade Rating) or (y) the rating from one of the two Rating Agencies with an investment grade credit rating (BBB-/Baa3, or equivalent, or better) is downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency (in the case of a pre-Change of Control Investment Grade Rating) and the rating from the Rating Agency with the non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) is further downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency (in the case of a pre-Change of Control Non-Investment Grade Rating); or

(4)

both an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency (a “pre-Change of Control Investment Grade Rating”) and a non-investment grade credit rating BB+/Ba1, or equivalent, or worse) from two Rating Agencies (a “pre-Change of Control Non-Investment Grade Rating”), and within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency) (x) the rating from the two Rating Agencies with an non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) are both downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and are not within such period subsequently upgraded to their earlier credit rating or better by such Rating Agency (in the case of a pre-Change of Control Non-Investment Grade Rating) or (y) the rating from the Rating Agency with an investment grade credit rating (BBB-/Baa3, or equivalent, or better) is downgraded to a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency (in the case of a pre-Change of Control Investment Grade Rating) and one of the two ratings from the Rating Agencies with a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) is further downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency (in the case of a pre-Change of Control Non-Investment Grade Rating);

provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing to the Company that such decision(s) resulted, in whole or in part, from the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control.

“Reference Treasury Dealer” means each of BofA Securities, Inc. and J.P. Morgan Securities LLC or their respective successors and another U.S. primary securities dealer selected by the Company; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Unrestricted Subsidiary” means (1) any Subsidiary not organized under the laws of a state of the United States or the District of Columbia and any Subsidiary of such Subsidiary which is not organized under the laws of a state of the United States or the District of Columbia and (2) any Subsidiaries that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors and any Subsidiary of such Subsidiary. The Board of Directors may designate any Subsidiaries (including any newly-acquired or newly-formed Subsidiary) organized under the laws of a state of the United States or of the District of Columbia to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Property of, the Company or any other Restricted Subsidiary, provided, however, that the Subsidiary to be so designated has total assets of $35,000,000 or less.

“Voting Stock” means, with respect to any specified Person as of any date, the Capital Stock of such Person (whether now or hereafter authorized, regardless of whether such Capital Stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation) that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01. Designation and Principal Amount. The Notes are hereby authorized and are designated the 2.800% Senior Notes due 2031, unlimited in aggregate principal amount. The Notes issued on the date hereof pursuant to the terms of this Indenture will be in an aggregate principal amount of $300,000,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the Notes pursuant to Section 3.03 of the Base Indenture. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, additional Notes ranking equally and ratably with the Notes issued hereunder in all respects (or in all respects except for the payment of interest following the Issue Date of such further Notes), so that such further Notes shall be consolidated and form a single series with the Notes and shall be governed by the terms of this Indenture.

Section 2.02. Maturity. The principal amount of the Notes will be payable on March 1, 2031.

Section 2.03. Form and Payment. The Notes will be issued as global notes, in fully registered book-entry form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Principal, premium, if any, and/or interest, if any, on the global notes representing the Notes will be made to The Depository Trust Company (the “Depositary”).

The global notes representing the Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No global note may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

So long as the Depositary or its nominee is the registered owner of a global note, the Depositary or its nominee, as the case may be, will be the sole Holder of the Notes represented thereby for all purposes under the Indenture. Except as otherwise provided herein, each actual purchaser of each Note represented by a global note (“Beneficial Owner”) will not be entitled to receive physical delivery of certificated Notes and will not be considered the holders thereof for any purpose under the Indenture, and no global note representing the Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a participant, on the procedures of the participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such global note or the Indenture.

The global notes representing the Notes will be exchangeable for certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the global notes, (ii) the Depositary ceases to be a clearing agency registered under applicable law and a successor to the Depositary is not appointed by the Company within 90 days, (iii) the Company in its sole discretion determines that the global notes shall be exchangeable for certificated Notes and notifies the Trustee of such determination or (iv) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes. Upon any such exchange, the certificated Notes shall be registered in the names of the Beneficial Owners of the global notes representing the Notes, which names shall be provided by the Depositary’s relevant participants (as identified by the Depositary) to the Trustee. In such event the Company will execute, and subject to Section 3.03 of the Base Indenture, the Trustee, upon receipt of an Officer’s Certificate evidencing such determination by the Company, will authenticate and deliver the Notes in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the global notes in exchange for such global notes. Upon the exchange of the global notes for such Notes in definitive registered form without coupons, in authorized denominations, the global notes shall be cancelled by the Trustee. Such Notes in definitive registered form issued in exchange for the global notes shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Notes to the Depositary for delivery to the Persons in whose names such Notes are so registered.

Section 2.04. Interest. The Notes shall bear interest at a rate equal to 2.800% per annum. Interest on the Notes shall accrue from February 23, 2021, or from the most recent interest payment date to which interest has been paid or duly provided upon for the Notes, as the case may be. Interest on the Notes shall be payable semi-annually in arrears on March 1 and September 1, commencing September 1, 2021 (each an “Interest Payment Date”), to the persons in whose names the Notes are registered at the close of business on February 15 and August 15 (even if such date is not a Business Day), as the case may be, preceding such Interest Payment Date.

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.01. Optional Redemption. The Notes will be redeemable, in whole or in part, at the option of the Company at any time, upon not less than 10 nor more than 60 days’ notice.

If the Redemption Date occurs before the date that is three months prior to the Stated Maturity (the “Par Call Date”), the Company will pay the Holders of the Notes being redeemed a Redemption Price equal to the greater of (i) 100% of the principal amount of their redeemed Notes, or (ii) as determined by the Independent Investment Banker, the sum of the present values of the remaining principal amount and scheduled payments of interest on the Notes to be redeemed from the Redemption Date to the Par Call Date (not including the portion of any such payments of interest accrued as of the Redemption Date), discounted to the Redemption Date in accordance with customary market practice on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to the Redemption Date.

If the Redemption Date occurs on or after the Par Call Date, the Company will pay the Holders of the Notes being redeemed a Redemption Price equal to 100% of the principal amount of their redeemed Notes, plus accrued and unpaid interest thereon to the Redemption Date.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes, or portions thereof called for redemption. If fewer than all of the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by such method as the Trustee shall deem fair and appropriate. The Trustee may select for redemption Notes and portions of the Notes in principal amounts of $2,000 and any integral multiple of $1,000 in excess thereof.

Section 3.02. No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

Section 3.03. Change of Control Offer.

(a)    If a Change of Control Triggering Event occurs, each Holder of the Notes will have the right to require the Company to purchase all or a portion (equal to $2,000 principal amount and any integral multiples of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (a “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”), subject to the rights of

Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

(b)    The Company will be required to send a notice to each Holder of the Notes by first-class mail, with a copy to the Trustee, within 30 days following the date upon which any Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c)    On the Change of Control Payment Date, the Company will, to the extent lawful:

(i)    accept for payment all properly tendered Notes or portions of Notes not validly withdrawn;

(ii)    deposit with the Paying Agent the required payment for all properly tendered Notes or portions of Notes not validly withdrawn; and

(iii)    deliver or cause to be delivered to the Trustee the repurchased Notes, accompanied by an Officer’s Certificate stating, among other things, the aggregate principal amount of repurchased Notes.

(d)    The Company will not be required to make a Change of Control Offer with respect to the Notes upon the occurrence of a Change of Control Triggering Event if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its Change of Control Offer.

(e)    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached the Company’s obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

ARTICLE 4

EVENTS OF DEFAULT

Section 4.01. Events of Default. Pursuant to Section 5.01(g) of the Base Indenture, “Event of Default” in respect of the Notes and only in respect of the Notes shall be deemed to include any failure by the Company to make a Change of Control Offer and thereafter accept and pay for the Notes tendered when and as required in accordance with Section 3.03 of this Fourth Supplemental Indenture.

ARTICLE 5

COVENANTS

Section 5.01. Amendments to Article 10 of the Base Indenture. Article 10 of the Base Indenture is hereby amended in respect of the Notes and only in respect of the Notes by adding Sections 10.09, 10.10 and 10.11 as follows:

SECTION 10.09.	LIMITATION ON LIENS.

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause to exist or become effective any Liens (other than Permitted Liens) of any kind upon any asset now owned or hereafter acquired unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

SECTION 10.10.	LIMITATION ON SALE AND LEASEBACK TRANSACTIONS.

Neither the Company nor any Restricted Subsidiary will enter into any sale and leaseback transaction with respect to any Principal Property (except for leases of a term, including renewals, not exceeding five years) unless either (a) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of the Indenture as supplemented, to incur Indebtedness secured by a Lien on the property to be leased without equally and ratably securing the Notes, or (b) the Company within 180 days after the effective date of such transaction applies to the voluntary retirement of its funded debt an amount equal to the value of such transaction, defined as the greater of the net proceeds of the sale of the property leased in such transaction or the fair value, in the opinion of the Board of Directors, of the leased property at the time such transaction was entered into.

SECTION 10.11.	WAIVER OF CERTAIN COVENANTS.

Compliance with Sections 10.09 and 10.10 may not be waived by the Trustee unless the Holders of at least a majority in aggregate principal amount of the Notes Outstanding consent to such waiver; provided, however, that the Company need not comply with Sections 10.09 and 10.10 in the event it elects to comply with Section 13.02 or Section 13.03 of this Indenture.

ARTICLE 6

CONSOLIDATION, MERGER, LEASE, SALE OR TRANSFER

Section 6.01. Amendments to Article 8 of the Base Indenture. Article 8 of the Base Indenture is hereby amended in respect of the Notes and only in respect of the Notes by deleting Section 8.01 in its entirety and replacing it with Section 8.01 as follows:

SECTION 8.01.	WHEN COMPANY MAY MERGE, ETC.

The Company shall not merge or consolidate with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets or assign any of its obligations under this Indenture or under the Fourth Supplemental Indenture, dated as of February 23, 2021 (the “Fourth Supplemental Indenture”) to another entity unless:

(1)    the entity formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition shall have been made (the “Surviving Entity”), is a corporation organized and existing under the laws of the United States, any state thereof, or the District of Columbia;

(2)    the Surviving Entity expressly assumes the obligations of the Company to pay the principal (and premium, if any) and interest on the Notes (as defined in the Fourth Supplemental Indenture) and to perform and observe all the covenants and conditions of this Indenture and the Fourth Supplemental Indenture; and

(3)    immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

ARTICLE 7

DEFEASANCE AND COVENANT DEFEASANCE

Section 7.01. Amendments to Article 13 of the Base Indenture. The references to “Holders” in Sections 13.04(d) and 13.04(e) of the Base Indenture are hereby replaced with the words “beneficial owners.”

ARTICLE 8

FORM OF NOTES

Section 8.01. Form of Notes. The Notes and the Trustee’s Certificates of Authentication to be endorsed thereon are to be substantially in the form of Exhibit A, which form is hereby incorporated in and made a part of this Fourth Supplemental Indenture.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Fourth Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Fourth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

ARTICLE 9

ORIGINAL ISSUE OF NOTES

Section 9.01. Original Issue of Notes. Notes in the aggregate principal amount of $300,000,000 may, upon execution of this Fourth Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon Company Order.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Ratification of Indenture and Appointment of Trustee. The Base Indenture, as supplemented by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and this Fourth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The Company hereby ratifies and confirms the appointment of the Trustee.

Section 10.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. Except for information provided by the Trustee, in writing, specifically concerning the Trustee, the Trustee shall not have any responsibility with respect to any information included in any prospectus, prospectus supplement or other disclosure material with respect to the Securities, and the Trustee shall have no responsibility for compliance with securities laws in connection with the issuance and sale of the Securities. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture.

Section 10.03. Governing Law. This Fourth Supplemental Indenture and each Note shall be deemed to be a contract made under the laws of the State of New York, and the rights and duties of the parties hereunder and thereunder shall be governed by, and construed in accordance with, the law of the State of New York.

Section 10.04. Severability. In case any one or more of the provisions contained in this Fourth Supplemental Indenture or in the Notes shall for any reason be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions of this Fourth Supplemental Indenture or of the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 10.05. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

[remainder of the page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, and their respective corporate seals to be affixed and attested, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

KENNAMETAL INC., as Issuer

By:	/s/ Mark J. Olyarnik
Name: Mark J. Olyarnik
Title: Director Corporate Treasury and Treasurer
U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Robert P. Pavlovic
Name: Robert P. Pavlovic
Title: Vice President

[Signature Page to Fourth Supplemental Indenture]

EXHIBIT A

(FORM OF SENIOR NOTES)

This Note is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depositary or a nominee of the Depositary. This Note is exchangeable for Notes registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Note (other than a transfer of this Note as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in limited circumstances.

Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (55 Water Street, New York, New York), to the issuer or its agent for registration of transfer, exchange or payment, and any Note issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of The Depository Trust Company (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of The Depository Trust Company), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

FORM OF SENIOR NOTES

KENNAMETAL INC.

2.800% Senior Notes due 2031

No. 1	$300,000,000
CUSIP No: 489170 AF7

KENNAMETAL INC., a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Three Hundred Million dollars ($300,000,000) on March 1, 2031 (such date is hereinafter referred to as the “Maturity Date”), and to pay interest on said principal sum from February 23, 2021, or from the most recent interest payment date (each such date, an “Interest Payment Date”) to which interest has been paid or duly provided for, semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2021, at the rate of 2.800% per annum until the principal hereof shall have become due and payable. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest which shall be the close of business on the February 15 or August 15 (whether or not a Business Day), as the case may be, preceding such Interest Payment Date. Any such interest not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such Regular Record Date and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the registered Holders of this series of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of, and premium, if any, and the interest on this Note shall be payable at the office or agency of the Trustee maintained for that purpose in Pittsburgh, Pennsylvania, in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that upon certification of the global note representing the Notes, payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register.

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The indebtedness evidenced by this Note is, to the extent provided in the Indenture, senior and unsecured and will rank in right of payment on parity with all other senior unsecured obligations of the Company. Each Holder of this Note by accepting the same, (a) agrees to and shall be bound by such provisions and (b) appoints the Trustee his or her attorney-in-fact for any and all such purposes.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated: February 23, 2021

KENNAMETAL INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

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CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series of Notes described in the within-mentioned Indenture.

Dated: February 23, 2021

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

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(REVERSE OF NOTE)

KENNAMETAL INC.

2.800% Senior Notes due 2031

This Note is one of a duly authorized series of Securities of the Company (herein sometimes referred to as the “Securities”) specified in the Indenture (as defined below), all issued or to be issued in one or more series under and pursuant to an Indenture dated as of February 14, 2012 (the “Base Indenture”), duly executed and delivered between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), as supplemented by a Fourth Supplemental Indenture, dated February 23, 2021 (the Base Indenture as so supplemented, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture.

The Notes are not entitled to the benefit of any sinking fund.

The Notes will be redeemable, in whole or in part, at the option of the Company at any time, upon not less than 10 nor more than 60 days’ notice. If the Redemption Date occurs before the date that is three months prior to the Stated Maturity (the “Par Call Date”), the Company will pay the Holders of the Notes being redeemed a Redemption Price equal to the greater of (i) 100% of the principal amount of their redeemed Notes, or (ii) as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed from the Redemption Date to the Par Call Date (not including the portion of any such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date in accordance with customary market practice on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to the Redemption Date. If the Redemption Date occurs on or after the Par Call Date, the Company will pay the Holders of the Notes being redeemed 100% of the principal amount of their redeemed Notes, plus accrued and unpaid interest on the redeemed thereon to the Redemption Date. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

If less than all of the Notes of a series are to redeemed, the Trustee will select the Notes to be redeemed by such method as the Trustee shall deem fair and appropriate. The Trustee may select for redemption Notes and portions of Notes

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in principal amounts of whole multiples of $2,000 and any integral multiple of $1,000 in excess thereof.

Upon the occurrence of a Change of Control Triggering Event (as defined in the Indenture), Holders will have the right to require the Company to repurchase the Notes on the terms and conditions set forth in the Indenture.

The Indenture contains provisions for defeasance of (a) the entire indebtedness of this Note and (b) certain restrictive covenants upon compliance by the Company with certain conditions set forth therein.

In case an Event of Default shall have occurred and be continuing, the principal of all of the Notes may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes of each series affected at the time Outstanding, to execute supplemental indentures for the purpose of, among other things, adding any provisions to or changing or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying the rights of the Holders of the Notes; provided, however, that, among other things, no such supplemental indenture shall (i) reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (subject to the Company’s right to defer such payments in the manner set forth herein), or reduce any premium payable upon the redemption thereof, without the consent of the Holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each Note then Outstanding and affected thereby. The Indenture also contains provisions permitting, among other things, the Holders of a majority in aggregate principal amount of the Securities of any series at the time Outstanding affected thereby, on behalf of all of the Holders of all Securities of such series, to waive a Default or Event of Default with respect to such series, and its consequences, except a Default or Event of Default in the payment of the principal of or premium, if any, or interest on any of the Securities of such series. Any such consent or waiver by the registered Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and of any Note issued in exchange for or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and

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interest on this Note at the times, place and at the rates and in the money herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Trustee in Pittsburgh, Pennsylvania duly endorsed by, or accompanied by, a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, any Paying Agent and the Security Registrar may deem and treat the registered Holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any Paying Agent nor any Security Registrar shall be affected by any notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, and such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Indenture imposes certain limitations on the ability of the Company to, among other things, merge or consolidate with any other Person, sell, assign, transfer or lease all or substantially all of its properties or assets or create or incur liens on certain of its property. All such covenants and limitations are subject to a number of important qualifications and exceptions. The Company must report periodically to the Trustee on compliance with the covenants in the Indenture.

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Notes of this series or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives

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and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures (“CUSIP”), the Company has caused CUSIP numbers to be printed on the Notes. No representation is made as to the correctness or accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

The Notes of this series are issuable only in fully registered book-entry form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. This Global Note is exchangeable for Notes in definitive form only under certain limited circumstances set forth in the Indenture. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series so issued are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same.

This Note shall be governed by and construed in accordance with the law of the State of New York.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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ASSIGNMENT

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to: (Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Signature Guaranty:
(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements will include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP all in accordance with the Exchange Act.)

Social Security Number or Taxpayer Identification Number:

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